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                                                                    Exhibit 10.3

                                                          [Bank of America logo]

March 27, 2000


Steven Renkes
Corporate Controller
Proxicom, Inc.
11600 Sunrise Valley Drive
Reston, VA 20191

RE: Uncommitted Letter of Credit

Dear Mr. Renkes:

Bank of America (the "Bank") would be pleased to receive your request at any time from the date of this letter through March 31, 2002 for the issuance of Standby Letter of Credit (the "Issuance") not to exceed Fifteen million Dollars ($15,000,000.00) in the aggregate. Letter of Credit may be issued through March 31, 2002. The Letter of Credit fee will be 1% of the face value payable annually.

The Bank is not committed to making any Issuance and will make a determination in its sole discretion whether to make any particular Issuance only following your request therefore and the delivery to the Bank of such data, financial and otherwise, as it may request.

In the event the Bank determines that it shall make a requested Issuance, it shall communicate such determination as the Bank may reasonably request from time to time. Proper completion, execution and delivery of the documentation that the Bank reasonably requests is a condition precedent to the Bank making any Issuance.

We look forward to hearing from you. Please let us know if you have any questions.


Sincerely,

[Jean Reavis sig.]

Jean Reavis
Senior Vice President